                                                            Exhibit 99.CODE ETH


                     THE FINANCE COMPANY OF PENNSYLVANIA
                       FINANCIAL OFFICER CODE OF ETHICS

I.    INTRODUCTION

      The reputation and integrity of The Finance company of Pennsylvania (the "Company") are valuable assets that are vital to the Company's success. The Company's senior financial officers ("SFOs") are responsible for conducting the Company's business in a manner that demonstrates a commitment to the highest standards of integrity. The Company's SFO's include the principal executive officer, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function.

          The Sarbanes-Oxley Act of 2002 (the "Act") effected sweeping corporate disclosure and financial reporting reform on public companies, including mutual funds, to address corporate malfeasance and assure investors that the companies in which they invest are accurately and completely disclosing financial information. Under the Act, the Company must either have a code of ethics for their SFO's, or disclose why they do not. The Act was intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices. The Company has chosen to adopt this Financial Officer Code of Ethics (the "Code") to encourage its SFO's to act in a manner consistent with the highest principles of ethical conduct.

II.   PURPOSES OF THE CODE

      The purposes of this Code are:

      To promote honest and ethical conduct by the Company's SFOs, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      To assist the Company's SFOs in recognizing the avoiding conflicts of interest, including disclosing to an appropriate person any material transaction of relationship that reasonably could be expected to give rise to such a conflict;

      To promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to the SEC and in other public communications made by the Company;

      To promote compliance with applicable laws, rules and regulations;

      To encourage the prompt internal reporting to an appropriate person of violations of this Code; and

      To establish accountability for adherence to this Code.

III.  QUESTIONS ABOUT THIS CODE

      The Company's compliance officer designated to oversee compliance with the Company's Code of Ethics adopted pursuant to Rule 17j-1 or, if such compliance officer is a SFO of the Company, a non-interested Director or Audit Committee member shall serve as Compliance Officer for the implementation and administration of this Code. You should direct your questions about this Code to the Compliance Officer.

IV    .CONDUCT GUIDELINES

      The Company has adopted the following guidelines under which the Company's SFOs must perform their official duties and conduct the business affairs of the Company.

      1. ETHICAL AND HONEST CONDUCT IS OF PARAMOUNT IMPORTANCE. The Company's SFOs must act with honesty and integrity and avoid violations of this Code, including the avoidance of actual or apparent conflicts of interest with the Company in personal and professional relationships.

      2. SFO'S MUST DISCLOSE MATERIAL TRANSACTIONS OR RELATIONSHIPS. The Company's SFOs must disclose to the Compliance Officer any actual or apparent conflicts of interest the SFIO may have with the Company that reasonably could be expected to give rise to any violations of this Code. Such conflicts of interest may arise as a result of material transactions or business or personal relationships to which the SFO may be a party. If it is not possible to disclose the matter to the Compliance Officer, it should be disclosed to another appropriate person (such as a non- interested Director or Audit Committee member). In addition to disclosing any actual or apparent conflicts of interest in which a SFO is personally involved, the Company's SFOs have an obligation to report any other actual or apparent conflicts which they discover or of which they other wise become aware. If you are unsure whether a particular fact pattern gives rise to a conflict of interest, or whether a particular transaction or relationship is "material," you should bring the matter to the attention of the Compliance Officer.

      3. STANDARDS FOR QUALITY OF INFORMATION SHARED WITH SERVICE PROVIDERS OF THE COMPANY. The company's SFOs must at all times seek to provide information to the Company's service providers (adviser, administrator, outside auditor, outside counsel , custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable.

      4. STANDARDS FOR QUALITY OF INFORMATION INCLUDED IN PERIODIC reports. The Company's SFOs must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company's periodic reports.

      5. COMPLIANCE WITH LAWS. The Company's SFOs must comply with the federal Securities laws and other laws land rules applicable to the Company, such as the Internal Revenue Code.

      6. STANDARD OF CARE. The Company's SFOs must at all times act in good faith and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated. The Company's SFOs must conduct the affairs of the Company in a responsible manner, consistent with this Code.

      7. CONFIDENTIALITY OF INFORMATION. The company's SFOs must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Company to disclose it or where disclosure is otherwise legally mandated. You may not use confidential information acquired in the course of your work for personal advantage.

      8. SHARING OF INFORMATION AND EDUCATIONAL STANDARDS. The Company's SFOs should share information with relevant parties to keep them informed of the business affairs of the Company, as appropriate, and maintain skills important and relevant to the Company's needs.

      9. PROMOTE ETHICAL CONDUCT. Each Company's SFOs must at all times proactively promote ethical behavior among peers in your work environment.

      10. STANDARDS FOR RECORDKEEPING. Each Company's SFOs must at all times endeavor to ensure that the Company's financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.

V.    WAIVERS OF THIS CODE

      You may request a waiver of a provision of this Code by submitting your request in+ writing to the Compliance Officer for appropriate review. For example, if a family member works for a service provider that prepares the Company's financial statements, you may have a potential conflict of interest in reviewing those statements and should seek a waiver of this Code to review the work. An executive officer of the Company, or another appropriate person (such as a non-interested Director or Audit Committee member), will decide whether to grant a waiver. All waivers of this code must be disclosed to the Company's shareholders to the extent required by SEC rules.

VI.   AFFIRMATION OF THE CODE

      Upon adoption of the Code, the Company's SFOs must affirm in writing that they have received, read and understand the Code, and annually thereafter must affirm that they have complied with the requirements of the Code. To the extent necessary, the Company's Compliance Officer will provide guidance on the conduct required by tie Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

VII.  REPORTING VIOLATIONS

      In the event that a SFO discovers or, in good faith, suspects a violation of this Code, the SFO must immediately report the violation or suspected violation to the Compliance Officer. The Compliance Officer may, in his or her discretion, consult with another member of the Company's senior management or the Board in determining how to address the suspected violation. For example, a Code violation may occur when a periodic report or financial statement of the Company omits a material fact, or is technically accurate but, in the view of the SFO in written in a way that obscures its meaning.

      SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

VIII. VIOLATIONS OF THE CODE

      Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether this Code specifically refers to such particular conduct. A violation of this Code may result in disciplinary action, up to an including removal as a SFO of the Company. A variety of laws apply to the Company and its operations, including the Securities Act of 1933, the Investment Company Act of 1940, state laws relating to duties owed by Company officers, and criminal laws. The Company will report any suspected criminal violations to the appropriate authorities, and will investigate, address and report, as appropriate, non-criminal violations.

ADOPTED: JUNE 9, 2004